Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into on the 24th day of October, 2014, with an Effective Date of September 15, 2014 (the “Effective Date”), by and between Level 5 Beverage Company, Inc., a Delaware corporation  with offices located at 16501 Sherman Way, Suite 215, Van Nuys, California 91411 (“Purchaser”), Avanzar Sales and Distribution, LLC, a California limited liability company with offices at 3260 Lilly Avenue, Long Beach, California 90808 (the “Company”), and William H. Juarez, Jr., Joseph A. Shippee and Robert Saunders (collectively referred to as the “Representing Parties”) with an address at 3260 Lilly Avenue, Long Beach, California 90808.

WITNESSETH:

WHEREAS, Purchaser desires to purchase, and the Company desires to sell to Purchaser, on the terms and subject to the conditions set forth in this Agreement, (i) Series A membership interests in the Company representing thirty percent (30%) of the outstanding equity and fifty-one percent (51%) of the voting power of the Company on a fully diluted basis (the “Initial Membership Interests”) of the Company for the aggregate purchase price (the “Purchase Price”) of Five Hundred Thousand Dollars ($500,000), (ii) an option to acquire additional Series B membership interests of the Company (the “Initial Option Membership Interests”) representing  an additional twenty-one percent (21%) of the outstanding equity of the Company on a fully diluted basis (of thirty percent (30%) of the Class B membership interests, and (iii) a second option to acquire additional Series B membership interests of the Company (the “Second Option Membership Interests”) representing an additional twenty-five percent (25%) of the outstanding equity of the Company on a fully diluted basis (or thirty six percent (36%) of the Class B membership interests .  All membership interests of the Company being purchased by the Purchaser hereinafter referred to as “Membership Interests.”

WHEREAS, the Purchaser has made a payment to the Company of an aggregate of One Hundred  Fifty Thousand Dollars ($150,000) as a partial payment of the Purchase Price and to provide assurance that the Company will meet its obligations to issue the Initial Membership Interests upon receipt of payment of the Purchase Price as set forth below, the Company has issued Purchaser the note(s) annexed hereto as Exhibit A, which note shall be paid in full upon the issuance of the Initial Membership Interests at the Initial Closing (as defined below)

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE OF THE MEMBERSHIP INTERESTS

1.1           Sale and Purchase. (a) Subject to the terms and conditions contained herein, the Company hereby agrees to issue and deliver to Purchaser, and Purchaser agrees to accept from the Company: (i) at the Initial Closing (as hereinafter defined) 30 Initial Membership Interests, which represent thirty percent (30%) of the total membership interests outstanding of the Company at the time of the Initial Closing and fifty-one percent (51%) of the voting power of the Company on a fully diluted basis.  In addition, Purchaser is hereby granted an (i) irrevocable option (the “Initial Option”) exercisable by Purchaser, in its sole discretion, at any time on or prior to a period of 24 months from the Closing Date to purchase the Initial Option Membership Interests which, when added to the Initial Membership Interests issued to Purchaser, shall represent a right to fifty one percent (51%) of the total economic benefits of the membership interests outstanding of the Company at the time of the issuance (which shall be thirty percent (30%) of the outstanding Class B Membership Interests after taking into account the issuance) and (ii) an irrevocable option (the “Second Option”) exercisable by Purchaser, in its sole discretion, at any time on or after twelve (12) months from the Closing Date (the “Second Option Exercise Date”) to purchase the Second Option Membership Interests which, when added to the Initial Membership Interests and Initial Option Membership Interests issued to Purchaser, shall represent a right to seventy five  percent (75%) of the total economic benefits of the membership interests outstanding of the Company at the time of the issuance (which shall be thirty six percent (36%) of the outstanding Class B Membership Interests after taking into account the issuance). This Second Option, if exercised, shall be paid directly to the Representing Parties.

1.2           Purchase Price. (a) The consideration payable by the Purchaser to the Company for the Initial Membership Interests to be acquired on the Initial Closing Date shall be an aggregate amount of Five Hundred Thousand Dollars ($500,000), of which One Hundred Fifty Thousand Dollars ($150,000) has been previously paid as a deposit to be credited against the Purchase Price and the remaining Three Hundred Fifty Thousand Dollars ($350,000) shall be payable as follows on the Initial Closing Date (as defined below): (i) a cash payment of One Hundred Fifty Thousand Dollars ($150,000); and (ii) a note in the principal aggregate amount of Two Hundred Thousand Dollars ($200,000), substantially in the form of Exhibit B hereto, which shall provide that it is payable in four equal installments of Fifty Thousand Dollars ($50,000) each, with one installment to be paid on each of the following dates: 30 days, 60 days, 90 days and 120 days following the Initial Closing Date.

(b) The consideration payable by the Purchaser to the Company for the Option Membership Interests to be acquired upon exercise of the Option (the “Option Purchase Price”) shall be an aggregate amount of Four Hundred Thousand Dollars ($400,000) which shall be payable on the Second Closing Date (as defined below), if Purchaser exercises the Option.

(c) The consideration payable by the Purchaser to the Representing Parties for the Second Option Membership Interests to be acquired upon exercise of the Second Option (the “Second Option Purchase Price”) shall be equal to the greater of (i) an amount equal to three times the EBIT (earnings before interest and taxes) of the Company for the prior fiscal year; or (ii) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

ARTICLE II
CLOSING; CONDITIONS TO CLOSING; DELIVERIES

2.1           Closing. The Initial Closing shall be held on the date hereof (the “Initial Closing Date”), at the offices of Gracin & Marlow, LLP, The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, New York 10174 or at such other time and place upon which the parties shall agree.  The Second Closing shall be held within five days of Company’s receipt of a notice from Purchaser of its exercise of the Option (the “Second Closing Date”). The Third Closing shall be held within five days of Company’s receipt of a notice from Purchaser of its exercise of the Second Option (the “Third Closing Date”).

2.2           Conditions to Purchaser's Obligation. Purchaser's obligation hereunder to purchase and pay for the Membership Interests is subject to the satisfaction, on or before each closing, of the following conditions, any of which may be waived, in whole or in part, by Purchaser in his sole discretion, and the Company shall use its best efforts to cause such conditions to be fulfilled:

(a) Representations and Warranties Correct; Performance. The representations and warranties of the Company and Representing Parties contained in this Agreement (including the exhibits and schedules hereto) shall be true, complete and accurate when made and on and as of the date hereof and of each closing. The Company and Representing Parties shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before each closing. The Company shall have delivered to Purchaser a certificate signed by its manager, dated the date of each closing, to such effect.

(b) Purchase Permitted by Applicable Laws. The purchase of and payment for the Membership Interests to be acquired by Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation, or subject to any onerous condition.

(c) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such information and such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

(d) Delivery of Documents. The Company shall have delivered, or caused to be delivered, to Purchaser the following:

(i) a certificate of an appropriate officer of the Company, certifying as to the resolutions of the Board of Managers of the Company, authorizing the transactions contemplated herein and the incumbency of officers of the Company and any such entity executing any document or instrument delivered in connection with such transactions and certifying as to the items set forth in paragraph (a) of this Section;

(ii) corporate certificates of good standing or legal existence of the Company from the respective jurisdictions in which the Company is formed or transacts business;

(iii) certificates representing the Membership Interests to be delivered at each closing;

(iv) all other consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by the Company at or before each closing;

(v) a certified copy of the Certificate of Formation and the Operating Agreement, as amended, of the Company in form and substance satisfactory to Purchaser; and

(vi) an opinion of counsel, satisfactory in form and substance to Purchaser.

(e) No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(f) Approvals and Consents. The Company shall have obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all applicable federal, state and local governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto, this Agreement, the Membership Interests, or the transactions contemplated hereby, including, without limitation, all third parties pursuant to existing agreements or instruments by which the Company may be bound, which are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and all thereof shall be in full force and effect at the time of each closing.

(g) Employment Agreements. The Company shall have entered into employment agreements with certain key executives and managers, in form and substance satisfactory to the Purchaser.

(h) Due Diligence. Company shall have provided to Purchaser all documents requested by Purchaser to conduct its due diligence investigation of the Company (legal, accounting, tax, financial, commercial, environmental, etc.) and Purchaser shall be satisfied in its sole discretion with such due diligence.

(i) No Adverse Changes. There shall have been no adverse change, as determined by Purchaser in its sole discretion, in the business, results of operations, conditions or prospects of the Company or the financial markets.

2.3           Conditions to the Obligation of the Company.  The obligation of the Company to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions on or prior to the Initial Closing, the Second Closing or the Third Closing, any of which may be waived, in whole or in part, by the Company and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

(a) Representations and Warranties Correct; Performance. The representations and warranties of Purchaser contained in this Agreement shall be true, complete and accurate when made and on and as of each closing. Purchaser shall have duly and properly performed, complied with and observed each of his covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before each closing. Purchaser shall have delivered to the Company a certificate signed by an officer of Purchaser, dated the date of each closing, to such effect.

(b) Delivery of Purchase Price. Purchaser shall have delivered, or caused to be delivered, to the Company the Purchase Price or the Option Purchase Price, as applicable, as provided in Section 1.2 above.

(c) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received all such information and such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

(d) No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND REPRESENTING PARTIES

The Company and the Representing Parties hereby, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Article III are true and correct, except as may be set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Purchaser (the “Company Disclosure Schedule”), which is attached to this Agreement. The Company Disclosure Schedule shall be arranged in sections corresponding to each section and subsection of this Article III and shall include the separate Schedules referenced in this Article III.
3.1           Organization and Good Standing. The Company is a limited liability Company duly organized, validly existing and in good standing under the laws of the State of California, has the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it; and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect its business, the Assets or the Membership Interests. The Company does not own or hold, directly or indirectly, any capital stock or equity security or stock in any partnership, joint venture, corporation, trust, unincorporated organization or similar entity.

3.2           Capitalization. The authorized and issued Membership Interests of the Company is set forth on Schedule 3.2 attached hereto. The copy of the Company’s Operating Agreement attached hereto as Exhibit C is a true and complete copy of the Company's Operating Agreement to date. The only outstanding securities of the Company are the membership interests set forth on Schedule 3.2.  The Company has two classes of membership interests and only one class of membership interests, the Class B Membership Interests, are outstanding on the date hereof.  All outstanding membership interests have the same rights. The Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into or any contracts or commitments to issue or sell membership interests or any such warrants, convertible securities or obligations.

3.3            Issuance of Securities.  The outstanding membership interests of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Membership Interests to be issued and sold by the Company to Purchaser have been duly authorized and when issued and paid for as contemplated herein will be free from all taxes, liens and charges with respect to the issue thereof, validly issued, fully paid and non-assessable, and no preemptive rights of members exist with respect to any of the Membership Interests  or the issue and sale thereof.   There are no securities or instruments issued by the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Membership Interests.

3.4           Corporate Authority. The Company and the Representing Parties have full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of the any indenture, agreement, charter documents, judgment, decree or other instrument or restriction to which the Company or Representing Parties are a party or by which the Company or Representing Parties or the Membership Interests may be bound or affected; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and no further authorization or approval, whether of the managers or holders of membership interests of the Company or of any governmental body or otherwise, is necessary in order to enable the Company to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5           No Conflicts; Authorizations. The execution, delivery and performance by Company  and Representing Parties of this Agreement and the consummation by Company  and Representing Parties of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of Company, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Company or Representing Parties is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state securities laws) applicable to Company or Representing Parties, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Company or Representing Parties to perform its or their obligations hereunder.

3.6           Title to Assets.
(a) The Company has good and marketable title to all assets currently used in the conduct of its business (the “Assets”) and the full right and power to issue and sell the Membership Interests. The Initial Membership Interests will constitute thirty percent (30%) of the (i) the total membership interests outstanding at the time of the Initial Closing on a post-financing fully diluted basis and (ii) the number of membership interests issuable by the Company upon exercise or conversion of any and all convertible securities issued at such Initial Closing.  The Initial Option Membership Interests when added to the Initial Membership Interests will constitute fifty one percent (51%) of (i) the economic benefits of the total membership interests outstanding at the time of the Second Closing on a post-financing fully diluted basis and (ii) the number of membership interests issuable by the Company upon exercise or conversion of any and all convertible securities issued at such Second Closing. The Second Option Membership Interests when added to the Initial Membership Interests and Initial Option Membership Interests will constitute seventy five percent (75%) of (i) the economic benefits of the total membership interests outstanding at the time of the Third Closing on a post-financing fully diluted basis and (ii) the number of membership interests issuable by the Company upon exercise or conversion of any and all convertible securities issued at such Third Closing. The Initial Membership Interests shall have the right to fifty one percent (51%) of the voting power of the Company.  Purchaser will acquire good and valid title to the Membership Interests free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever (“Liens”).  None of the Assets or the use thereof: (i) is subject to any Liens of others of any kind of nature whatsoever; (ii) encroaches or infringes on the property or rights of another; or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. There are no agreements or arrangements between the Company and any third person which have any effect upon the Company's title to or other rights respecting the Membership Interests or the Assets. Further, and not in limitation of any of the foregoing provisions of this Section 3.6:

(i) The Company has the sole and exclusive right to conduct its business as heretofore conducted (the “Business”);

(ii) The Company does not have any present or future obligation or requirement to compensate any person with respect to any of the Membership Interests or the Assets or any securities of the Company, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Membership Interests or the Assets or any securities of the Company;

(iii) The ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by the Company does not and will not violate any license or agreement of the Company with any person or infringe any right of any other person;

(iv) The Assets constitute all such property and rights necessary for the Company to conduct its business as now conducted;

(v)  Company has the exclusive right to bring actions for the infringement of its  interest and proprietary rights in, all of the Assets of any of the Assets;

(vi)           The ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Company to any person does not and will not violate any license or agreement of Company with any person or infringe any right of any other person;

(vii)           There are no express or implied warranties outstanding with respect to any products or services provided by Company, except as may be provided by law; and

(viii)           none of the present or former employees of Company own directly or indirectly, or has any other right or interest in, in whole or in part, any of the Assets.

3.7           Inventory and Current Products. All inventory of the Company is of a quality, quantity and condition useable or saleable in the ordinary course of business, except as reserved in accordance with past practices. None of the inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since the date of the Balance Sheet (as defined below). The quantities of inventory are not excessive and are reasonable in the present circumstances of the Business. All work-in-process and finished goods inventory is free of any defect or other deficiency. Company owns all inventory free and clear of all Liens. Schedule 3.7 sets forth a list of all products being developed, manufactured, marketed or sold by Company as of each of the Initial Closing Date, Second Closing Date and Third Closing Date.

3.8           Condition of Property. All of the Assets are suitable for the purposes for which they are used.

3.9           Patents, Trademarks, Etc. There are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of the Company. The present conduct of the business of the Company does not infringe upon or violate the patents, trademarks, trade names, trade secrets or copyrights of anyone, nor has the Company received any notice of any infringement thereof. The Company has not granted to any other person any interest in any of said intellectual property, as a licensee or otherwise.

3.10           Compliance With Law. (a) The Company is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local (“Laws”), to which it or any of its properties are subject, which may have a material adverse effect on the Company and neither Company nor any Representing Party has received notice regarding any violation of, conflict with or failure to comply with any applicable Law by, or which may have a material adverse effect on, Company, the Business or Assets. No investigation or review by any governmental entity with respect to Company is pending or, to the knowledge of Company or Representing Parties, threatened. No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with or the failure on the part of Company to comply with, any applicable Law.

(b)           Neither Company nor, to the knowledge of Company or any Representing Party, any director, officer, agent, employee, member, manager or other person acting on behalf of Company has, in the course of its, his or her actions for, or on behalf of, Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or governmental entity from corporate funds. Company carries on and conducts, and has carried on and conducted at all times, the Business in compliance with all Laws governing international business activities. Company’s Assets have not been, are not, and will not be derived from or commingled with proceeds of any activities that are proscribed by the Foreign Corrupt Practices Act and other Laws relating to bribery or corruption, and were not procured or obtained through any payments to or for the benefit of officials of any governmental entity or to any other person, regardless of the form, whether in money, property or services, to obtain favorable treatment in obtaining, retaining or directing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained. Company is not currently nor has it been within the past five years, the target of any inquiry, investigation, settlement, plea agreement or enforcement action by any governmental entity involving an alleged or suspected violation of any Laws governing international business activities, including export control laws, trade and economic sanctions.

3.8           Licenses and Permits.

(a)           Company owns, holds or lawfully uses in the operation of the Business all licenses, permits, consents and authorizations (international, federal, state and local) which are necessary for it to conduct the Business as currently conducted or for the ownership and use of the Assets owned or used by Company in the conduct of the Business, free and clear of all Liens. No Person owns or has any proprietary, financial or other interest (direct or indirect) in any such licenses, permits, consents and authorizations (international, federal, state and local). All such licenses, permits, consents and authorizations (international, federal, state and local) are valid and in full force and effect, are listed on Schedule 3.8, and none will be terminated or impaired or become terminable or impaired as a result of the acquisition of the Membership Interests by Purchaser.

(b)           No event has occurred and to the knowledge of Company and any Representing Party no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with, failure on the part of Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local). Company is not in default or violation of, and neither Company nor Representing Party has received notice regarding any claim of default or violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local).

3.9           Environmental. The Company is not in violation of any statute, rule, regulation, decision, or order of any governmental agency or body or any court, domestic or foreign, relating to use, disposal, or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances, does not own or operate any real property contaminated with any substance that is subject to environmental laws, is not liable for any off-site disposal or contamination pursuant to any environmental laws., and is not subject to any claim relating to environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate have a material advisers effect on the Company, the Business or the Assets and the Company is not aware of any pending investigation which would reasonably be expected to lead to such a claim

3.10           Insurance.

(a)           There are no pending claims under any of Company’s insurance policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.  Company’s insurance policies provide insurance coverage typical for other companies of a similar size as Company.

(b)           Neither Company nor any Representing Party has received a notice of cancellation of any policy or of any changes that are required in the conduct of the Business as a condition to the continuation of coverage under or renewal of any such policy. There is no existing default or event which (with or without the giving of notice or lapse of time, or both) would constitute a default under any policy or induce any insurer to terminate or cancel any insurance policy. Neither Company nor any Representing Party has knowledge of any threatened, or any basis for, termination of, or material premium increase with respect to any such policy and none of such policies provides for retroactive premium adjustments.

(c)           All property, real, personal and mixed, owned or leased by the Company is insured for the benefit of the Company in amounts deemed adequate by the Company's management against all risks customarily insured against by persons operating businesses similar to those of the Company in the localities where such properties are located. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Initial Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

3.11           Product Warranty.

(a)           There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by Company beyond that set forth in the standard conditions of sale or service or written warranty provided upon sale of a Product), except as identified in Schedule 5.23.

(b)           To Company’s and each Representing Party’s knowledge, all Products that have been or are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed by Company have been and are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed in compliance with all Product specifications, all express and implied warranties and all requirements under applicable Law.

(c)           There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Product and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, provided, shipped or licensed contained all warnings required by applicable Law and such warnings have been in accordance with reasonable industry practice.

(d)           Company has no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product. Neither Company nor to the knowledge of Company or any Representing Party, any of its suppliers have committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability, product defect or liability for breach of warranty in excess of $10,000 (whether covered by insurance or not) on the part of Company with respect to any Product.

(e)           Neither Company nor any of its suppliers has voluntarily made, or been required by any governmental entity to make, any recall of, or suspend or discontinue, any Product, and to the knowledge of Company and each Representing Party, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action with respect to a recall, suspension or discontinuance of any Product. There has been no inspection, inspection reports or other written correspondence from any governmental entity that asserts or alleges that the operation of Company is or was not or may not be in compliance with any applicable Laws or regulatory requirement.

3.12           Suppliers and Customers. The relationships of Company with each such supplier, manufacturer, and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated or materially modified, or threatened to cancel or otherwise terminate or materially modify, its relationship with Company. Neither Company nor any Representing Party has received notice or has reason to believe that any such supplier or customer may cancel or otherwise materially modify its relationship with Company or limit or reduce its supply of services, supplies or materials to, or its purchases of products, materials, goods or services from, Company, either as a result of the sale of the Membership Interests to Purchaser or otherwise.

3.13           Distributors. There are no suits, actions, claims, inquiries, investigations, legal, administrative or arbitration proceedings pending or, to the knowledge of Company or any Representing Party, threatened, against or affecting Company or its directors, managers, members, officers or employees, including but not limited to each Representing Party, by any distributor or pending or threatened by Company against any distributor.

3.14           Customers. The Company does not have any knowledge or information that any of its customers has ceased, or intends to cease, to utilize the services of the Company or has substantially reduced, or will or may substantially reduce, the use of such services after the Initial Closing. Since December 31, 2013, there has been no material adverse change in the customers of the Company.

3.15           Material Agreements. Schedule 3.15 hereto lists all material contracts, instruments, commitments and agreements, whether oral or written, presently in effect to which the Company is a party or to which any of its properties is subject, including, without limitation, the following:

(a) any option or other stock rights, deferred compensation, retirement or severance payments, profit sharing or the like;

(b) any instrument or arrangement evidencing or relating in any way to: (i) indebtedness for borrowed money by way of direct loan; (ii) liens, encumbrances or security stock; (iii) guarantees or indemnification; or (iv) investments in any person;

(c) any contract containing provisions limiting the freedom of the Company to engage in any business or compete in any line of business or in any geographic area or with any person;

(d) any license, sublicense, lease or sublease agreement, whether as licensor, sublicensor, licensee, sublicensee, lessor, sublessor, lessee, sublessee or otherwise, or any agreements with dealers, vendors, customers, suppliers, sales representatives, any governmental entity, fund or university, or any agents, marketing representatives, brokers or distributors;

(e) any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses, or any joint or other technology development, cooperation or exchange contract or arrangement; and

(f) agreements providing for disposition of the business or any assets or Membership Interests; agreements of merger or consolidation to which the Company is a party; or any letters of intent with respect to the foregoing.
Each such agreement is a valid agreement, in full force and effect and enforceable in accordance with its terms, each such agreement will remain in full force and effect and enforceable in accordance with its terms after the consummation of the transactions contemplated by this Agreement, all payments due from the Company thereunder have been made in accordance with the terms of such agreement, none of the distributors or agents is in arrears in any payments due to the Company thereunder, there are no disputes or suits or actions at law or otherwise threatened, to the knowledge of the Company, or pending and such agreements are the only agreements or arrangements of this nature.

3.16           Financial Statements of the Company.

(a)           Attached hereto as Schedule 3.16 is a balance sheet of the Company as at December 31, 2013 and September 30, 2014 (the “Balance Sheet”) and a consolidated income statement of the Company for the 12 months ended December 31, 2013 and nine months ended September 30, 2014 (the “Financial Statements”), prepared in accordance with generally accepted accounting principles, consistently applied with past practices (“GAAP”). The Financial Statements have been prepared in accordance with the books and records of the Company, are complete and correct, have been prepared in accordance with GAAP, consistently applied, and fairly present the financial position and results of operation of the Company for the periods covered thereby (subject to normal recurring changes resulting from year-end adjustments). The Financial Statements have not been rendered untrue, incomplete or unfair as representations of the financial condition or results of operations of Company by the subsequent discovery of events or occurrences which should have been reflected in such Financial Statements.

(b)           Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary and to maintain asset accountability. Company has established disclosure controls and procedures for Company and designed such disclosure controls and procedures to ensure that material information relating to Company is made known to their officers by others. The managers of Company have evaluated the effectiveness of Company’s controls and procedures. Since the date of the Balance Sheet, there have been no changes in Company’s internal controls or other factors that could significantly affect Company’s internal controls.

(c)           Except as set forth in Schedule 3.16, the Financial Statements reflect all debts, liabilities, obligations or commitments of Company related to the Business. Company is on the date hereof solvent and able to pay its liabilities as they become due.  Except as set forth in the Financial Statements, neither the Business nor the Assets are liable upon or with respect to, subject to or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, liability or obligation of any other person and there is no basis for the assertion of any such claim or liability. Purchaser has been provided with true, correct and complete copies of all of Company’s sales account records for the past three months.  Schedule 3.16(c) sets forth the aggregate outstanding debt and payables of the Company as of September 1, 2014 and a detailed list of  the debt divided into categories such as debt subject to forbearance agreements, payables owed for commission, amounts owed for taxes, etc.

(d)           All accounts receivable shown on the Balance Sheet as at September 30, 2014 constitute bona fide accounts receivable generated in the ordinary course of business; and at September 30, 2014, and as of the date hereof, such accounts receivable were and are subject to no known conditions to payment and no known offsets, counterclaims, defenses of any kind, returns (including, without limitation, any distributor's rights to return products from inventory), allowances or credits, other than any allowance for doubtful accounts shown thereon, and to no material known warranty claims There are no account debtors or note debtors (x) delinquent in payment by more than 90 days or (y) who have refused or, to the knowledge of the Company, threatened to refuse to make payment. The books and records maintained by the Company upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of the Company.

(e)           Except to the extent reflected or reserved against in the Balance Sheet as at September 30, 2014, the Company does not have any material liability of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including without limitation any liability for taxes for any period prior to such date.

3.17           Absence of Changes. Since December 31, 2013, the Company has operated in the ordinary course and there has not been:

(a) any adverse change in the condition (financial or otherwise), Assets, Business or operations of the Company;

(b) any obligation or liability for the payment of money (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred outside the ordinary course, or any transaction, contract or commitment entered into by the Company in excess of $5,000 outside the ordinary course or any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into by the Company outside the ordinary course;

(c) any payment, discharge, or satisfaction of any claim, lien, encumbrance or liability by the Company (whether absolute, accrued, contingent or otherwise and whether due or to become due) outside the ordinary course in excess of $25,000;

(d) any license, sale outside the ordinary course, transfer, pledge, lien, security interest, mortgage or other disposition of any tangible or intangible Asset with a value in excess of $25,000;

(e) any write-down or write-up of the value of any Asset, or any portion thereof, other than accounts receivable in the ordinary course;

(f) any account receivable owing to the Company as of December 31, 2013 which subsequent thereto (i) has had asserted against it any claim, refusal to pay or right of setoff (including, without limitation, any distributor's right to return any products from inventory), (ii) an account debtor has refused or, to the knowledge of the Company threatened or refused to pay for any reason or such account debtor has, to the knowledge of the Company, become insolvent or bankrupt, or (iii) has been pledged to any third party;

(g) any cancellation of any debts or claims or any amendment, termination or waiver of any material rights of value to the Company;

(h) any increase in the compensation of employees of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, stock option, or other plan, arrangement or commitment) or any material increase in compensation payable to any officer, employee, consultant or agent thereof, or the entering into of any employment contract with any officer or employee or the making of any loan to, or the engagement in any material transaction with, any officer or director of the Company;

(i) any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rate theretofore adopted or the Company product policies;

(j)           any single capital expenditures in the aggregate in excess of $10,000, for additions to property, plant or equipment of the Company;

(k)           any changes in the manner in which the Company extends discounts or expenditure or commitment therefor by the Company in excess of $25,000 or such capital credit, or engages in licensing practices or otherwise deals with customers, vendors, suppliers, distributors or sales representatives;

(l) any agreement or commitment relating to the sale by the Company of any fixed assets having a value in excess of $25,000;

(m) any outstanding contract or commitment which will result in any loss to the Company upon completion of performance thereof, or any outstanding contract, bid or sale or service proposal quoting prices which is not expected to result in a normal profit in the ordinary course of business;

(n) any other material transaction other than in the ordinary course of business and consistent with past practice;

(o) the creation of any lien of record or guarantee, or any investment in any person;

(p)           an amendment or change to the Company Articles of Organization or Operating Agreement;

(q)           a declaration or setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any equity securities or any other security;

(r)           an alteration of any term of any outstanding equity securities or other security;

(s)           Other than the sale of inventory in the ordinary course of business, the sale, lease, transfer or assignment of any of its Assets;

(t)           entry  into of any Contract other than in the ordinary course of business and other than in the ordinary course of business (i) the termination or cancellation of any Contract; or (ii) the waiving or acceleration of any no rights under any Contract;

(u)           sale, transfer, pledge or assignment or reduction in value of any of its Intellectual Property;

(v)           any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Company;

(w)           any violation of or conflict with any Law to which the Business or Assets of Company are subject; or

(x)          any commitment to do any of the acts or things specified in items (a) through (w) of this Section 3.11.

3.18           Assumptions or Guarantees of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person against loss).

3.19 Labor Relations; Employees. The Company currently employs a total of approximately 15 employees. The Company is: (i) not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees; (ii) in compliance in all material respects with all U.S. federal, state and local laws and regulations, domestic or foreign, respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (iii) in compliance with the National Labor Relations Board and there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any comparable state, local or foreign agency; and (iv) is not a party to any collective bargaining agreement. The Company does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of the Company.  Company has complied with each, and is not knowingly in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.

3.20           Compliance with ERISA. The Company: (i) does not maintain, and has never maintained, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, and (ii) does not contribute to, or has ever contributed to, any such employee benefit plan maintained by any other person.

3.21           Transactions with Affiliates. Except as set forth on Schedule 3.21 hereto, there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between the Company on the one hand, and any past or present Membership Interest holder, officer, employee, consultant or director of the Company (or any member of the immediate family of such Membership Interest holder, officer, employee, consultant or director), on the other hand. There are no related party transactions between the officers, directors and shareholders of the Company.

3.22           Litigation. There are no actions, suits, proceedings or investigations (including any purportedly on behalf of the Company) pending or, to the knowledge of the Company, threatened against or affecting the business or properties of the Company whether at law or in equity or admiralty or before or by any U.S. federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; the Company is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign. No inquiries have been made directly to the Company by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require the Company to undertake a course of action which would involve any expense.

3.23           Salaries.  The Company has heretofore delivered to Purchaser a true and complete list, as of the date of this Agreement, of all of the persons who are employed by the Company, together with their current compensation and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year. No such employee is employed by the Company under a written contract of employment.

3.24           Taxes. The Company has filed, or caused to be filed, with the appropriate U.S. federal, state, local and foreign governmental agencies all required tax and information returns, including those related to all applicable corporate income or franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description required to be paid to the date hereof, and has paid, caused to be paid or accrued all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable. The Company has not had any liability, contingent or otherwise, for any taxes, excise taxes, assessments, charges, penalties or interest, including, without limitation, any which may arise as a result of the sale of the Membership Interests as contemplated by this Agreement (but not including sales taxes, if any, payable as a result of the sale of the Membership Interests as contemplated by this Agreement), other than amounts adequately reserved for. The Company has not received directly or indirectly notice of, nor is it otherwise aware of any tax audit or examination; the Company is not a party directly or indirectly to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against the Company directly or indirectly; nor has the executed a waiver of any statute of limitations with respect thereto. The Company has not received notices nor is otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes. No extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

3.25           Brokers.  There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby, and the Company agrees to indemnify Purchaser against and hold Purchaser harmless from any claim made by a party for a broker's or finder's fee or other similar payment based upon any agreements, arrangements or understanding made by the Company.

3.26           No Untrue Representation or Warranty. No representation or warranty contained in this Agreement, or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

4.1           Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to conduct all of the activities conducted by it and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect its business.

4.2           Authority.  Purchaser has full authority or capacity to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which Purchaser is a party or by which Purchaser may be bound or affected; and no further authorization or approval, whether of any governmental body or otherwise, is necessary in order to enable Purchaser to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Purchaser in accordance with its terms.

4.3           Purchase Entirely for Own Account.  This Agreement is made with Purchaser in reliance upon Purchaser's representation to the Company, which by Purchaser's execution of this Agreement Purchaser hereby confirms, that the Membership Interests to be purchased by Purchaser will be acquired for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Membership Interests.

4.4           Disclosure of Information. Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Membership Interests. Purchaser further represents that he has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Membership Interests and the business, properties, prospects and financial condition of the Company.

4.5           Investment Experience. Purchaser acknowledges that he can bear the economic risk of his investment, has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Membership Interests and recognizes that he may realize a loss of its entire investment in the Membership Interests.

4.6           Accredited Purchaser. Purchaser is an "accredited investor" within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

4.7           Restricted Securities. Purchaser understands that the Membership Interests it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, Purchaser represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.8           Legends. It is understood that the certificates evidencing the Membership Interests may bear one or all of the following legends:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

4.9           Brokers. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby, and Purchaser agrees to indemnify the Company against and hold the Company harmless from any claim made by a party for a broker's or finder's fee or other similar payment based upon any agreements, arrangements or understanding made by Purchaser.

4.10           No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V
COVENANTS OF THE PARTIES

5.1           Further Assurances. Each of the parties agrees that, at any time after the Closing, upon the request of the other party each will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, his successors and assigns, the Membership Interests to be sold or assigned to Purchaser as provided herein.

5.2           Cooperation. The parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, litigation and any other matters that may occur after the Closing, and each party shall maintain and make available to the other party upon request all corporate, tax and other records required or requested in connection with such matters.

5.3           Publicity.  Each of the parties hereto agrees that no publicity release or announcement concerning the transactions contemplated hereby or the terms and conditions of this Agreement shall be issued without the advance approval of the form and substance thereof by Purchaser and, in the case of such release or announcement prior to the Initial Closing, by the Company, which approvals in any case shall not be unreasonably withheld or delayed.

5.4           Consents. The Company shall obtain all consents and approvals required to maintain the Company's rights under any current contract or agreements, which approvals or consents are required as a result of the sale of the Membership Interests to Purchaser.

5.5           Use of Proceeds. The Company shall use all of the proceeds from the Purchaser’s acquisition of the Membership Interests solely to further the current business of the Company as currently conducted and shall not distribute any of the proceeds to any members of the Company.

5.6           Additional Covenants. None of the following actions shall be taken by the Company after the closings, without the approval of the Purchaser, which approval shall not be unreasonably withheld or delayed:

(a) engage in any business beyond the scope of the business of the Company;

(b) initiate a voluntary proceeding under the United States Bankruptcy Code or any State Receivership Law in which the Company is the debtor;

(c) lend money to, or guarantee the debt or other obligations of, or change the compensation of, any Manager, officer, Member, or other Person;

(d) dissolve, liquidate, and wind up the affairs of the Company;

(e) make any election that the Company will be taxed other than as a partnership under the Code;

(f) enter into, terminate or materially modify any agreements or commitments outside of the ordinary course of the Company’s business or that exceed $10,000;

(g) incur indebtedness of the Company for borrowed money or make capital improvements in excess of $25,000;

(h) issue any equity securities or redeem or purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purchase), any equity securities of the Company, or purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any equity securities of the Company;

(i) make, or commit to make, capital expenditures in any fiscal year in excess of the amount for such fiscal year reflected in a budget to be agreed upon by Purchaser;

(j) sell, transfer, license, pledge or encumber any of the Company’s technology, Intellectual Property or material assets;

(k) sell substantially all of its assets or merger in a business combination with any third party or conduct an initial public offering;

(l) engage in a merger, reorganization or sale of stock;

(m) make any material change in the nature of the business carried on at the date hereof;

(n) hire or terminate any employees, officers or consultants or to amend or modify  any compensation arrangement for any employees, officers or consultants including issuing bonuses; and

(o) amend the Company’s organizational documents, including this Operating Agreement.

5.7           Election of Directors. (a) The Company shall appoint a Board of Directors. The Board of Directors shall be responsible for appointing the management of the Company who shall be responsible for the day-to-day operations of the Company including the footprint, product placement and general strategy.  All decisions regarding transactions of the Company outside of the day-to-day operations shall be made by the Board of Directors.

(b)           The number of directors of the Company shall be three and the Operating Agreement shall be amended to reflect  this number (subject to any such vacancies which may from time to time not be filled by the members having the right to nominate a director to fill such vacancy), and thereafter shall, subject to any vote or consent expressly required by this Agreement.

(c)           For so long as Purchaser owns any Membership Interests it shall have the right to appoint two directors and the existing Company members shall have the right to appoint one director.  The initial directors shall be William Juarez who is appointed by the existing members and Darin Ezra and Scott Vanis who are appointed by the Purchaser.  Any director so elected by the Purchaser may be removed without cause by, and only by, the Purchaser.  Any vacancy caused by the resignation, death or removal of a director elected by the Purchaser may be filled only by the Purchaser.

5.7           Confidentiality and Announcements.  The parties hereby agree to be bound by and comply with the provisions of the non-disclosure agreement entered into between the Company and Purchaser, the provisions of which are hereby incorporated herein by reference.

5.8           Non-compete. The Company and  each Representing Party hereby agree that for a period of three years from the expiration of the Second Option Exercise Date, they will not, will not attempt to, and will cause each person or entity (each a “Person”) controlled by the Company or any Representing Party  (the “Affiliates”) not to and not attempt to, without the prior written consent of the Purchaser (such consent to be given in the Purchaser’s sole and absolute discretion), directly or indirectly, (a) own, manage, finance, invest in, control, engage in, operate or conduct, lend the Company’s or any Representing Party’s name to, lend credit to, render services or advice to, devote material endeavor or effort to, or assist any person to conduct, any part of the Business within the United States and all other countries and jurisdictions worldwide in which Company was engaged in as of the expiration of the Second Option Exercise Date, Third Closing or is engaged during such three year period (the “Territory”), or (b) have any interest in, as an owner, agent, employee, shareholder, officer, director, joint venturer, partner, member, security holder, creditor, consultant or in any other capacity, an entity conducting the Business in the Territory; provided, however, that this Section 5.8 shall not prohibit the ownership of publicly-traded securities constituting not more than one percent (1%) of the outstanding securities of an entity conducting the Business.  The covenants set forth in this Section 5.8 shall be construed as a series of separate covenants covering their subject matter in each of the separate states and countries in the Territory, and except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth above in this Section 5.8.  To the extent that any such covenant shall be judicially unenforceable in any country or in any one or more states in the United States, such covenant shall not be affected with respect to each of such other countries or states in the Territory. Each covenant with respect to such country or state in the Territory shall be construed as severable and independent.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

6.1           Survival of Covenants, Representations and Warranties. All representations and warranties set forth in this Agreement shall forever survive and remain in effect following the closings.

6.2           Indemnity Against Claims.

(a)           The Company and each Representing Party, jointly and severally, hereby agrees, to indemnify and hold Purchaser and each of its officers, directors and shareholders (the “Indemnified Party”), harmless from and against the following:

(i) Any and all liabilities, losses, damages, claims, costs and reasonable expenses (collectively, “Claims”) suffered by the Indemnified Party (whether awarded against the Indemnified Party or paid by the Indemnified Party in settlement of a claim as provided in Section 6.2 below or otherwise suffered), resulting from the breach of any representation or non-fulfillment of any covenant on the part of the Company or Representing Party contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by the Company to Purchaser pursuant hereto or in the Term Sheet executed by the Purchaser and Company in September 2014;

(ii) any Claims arising out of the manner in which the Company compensates its employees and other persons who work or have worked for the Company;

(iii) Any past taxes (including interest and penalties) imposed in respect of the income, business, property or operations of the Company for the period up to the Initial Closing Date or for which any member of the Company may be liable; and

(iv) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys' fees) incident to any of the foregoing.

6.2            Notice of Claim, Assumption of Defense and Settlement of Claims.

(a)           Any person entitled to indemnification under this Agreement (the “Indemnitee”) shall promptly give notice (an “Indemnification Notice”) in accordance with Section 8.1 below to the parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnitee shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnitee against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known. A failure to give notice hereunder shall not relieve the Indemnifying Party from any obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party's ability to defend the Claim. Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnitee, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim. After the delivery of an Indemnification Notice certifying that the Indemnitee has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this Article VI (the “Damages”), the Indemnitee shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include the Indemnitee's reasonably estimated cost of the defense thereof, hereinafter the "Estimated Defense Costs"). The right to indemnification hereof and the amount or estimated amount thereof, as set forth in such notice, shall be deemed agreed to by each Indemnifying Party unless, within 30 days after the date of such notice (the expiration of such 30-day period being hereinafter referred to as the "Liability Notice Deadline Date"), the Indemnified Parties are notified in writing pursuant to Section 8.1 below that such Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice or that he or she elects to defend, in the manner hereinafter provided, the claim of a third party giving rise to such indemnification right. If such Indemnifying Party disputes the right to indemnification as hereinabove provided or elects to defend the claim of the third party, the same shall be deemed determined when finally determined by a court or tribunal from which no appeal is or may be taken or when the defense thereto has been abandoned and if a court or tribunal from which no appeal is or may be taken determines that the Indemnified Party was entitled to indemnification then the Indemnifying Party shall reimburse the Indemnified Party for the amount of Damages sought by such Indemnified Party. In the event the amount of such Damages are not promptly reimbursed by Indemnifying Party as aforesaid, the amount of such unreimbursed Damages shall accrue interest from the Liability Notice Deadline Date at a rate equal to two percent (2%) above the applicable prime rate of Citibank, N.A.

(b)            With respect to any third party Claims made subsequent to the Closing, the following procedures shall be observed:

(i)           Promptly after delivery of an Indemnification Notice in respect of a Claim, the Indemnified Party may elect, by written notice to the Indemnitee, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnitee and at the sole cost and expense of the Indemnifying Party. In the event the Indemnifying Party elects to assume the defense of any such Claim, it shall not, except as provided in Section 6.2(b)(ii), be liable to the Indemnitee for any legal fees, costs and expenses incurred by the Indemnitee after the date thereof, in connection with such defense. The Indemnitee shall have the right to participate in, but not control the conduct of, any such action through counsel of its own choosing, at its own expense.

(ii) Unless and until the Indemnifying Party assumes the defense of the third party Claim as provided in Section 6.2(b)(i), or in the event the Indemnifying Party ceases to conduct such defense, the Indemnified Party may defend against the third party Claim in any manner it reasonably may deem appropriate, at the expense of the Indemnifying Party.

(iii) Failure by the Indemnifying Party to notify the Indemnitee of its election to defend any such action by the Liability Notice Deadline Date shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding the Indemnitee harmless from and against any and all losses, damages, expenses and liabilities awarded in any such proceeding or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Claim.

(iv) The Indemnifying Party shall not, in the defense of any such Claim, consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), except that no consent of the Indemnitee shall be required if the judgment or proposed settlement: (i) involves only the payment of money damages to be paid by the Indemnifying Party and does not impose any injunction or other equitable relief upon the Indemnitee; (ii) includes as an unconditional term thereof a full dismissal of the litigation or proceeding with prejudice and the delivery by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to such claim or litigation; and (iii) does not by its terms attribute liability to the Indemnitee.

In no event will the Indemnitee consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

The Indemnitee will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder. Such cooperation shall include: (i) providing the Indemnifying Party and its counsel access to all books and records of the Indemnitee to the extent reasonably related to such proceeding; (ii) furnishing information about the Indemnitee to the Indemnifying Party and their counsel; (iii) making employees available to counsel to the Indemnifying Party; and (iv) preserving the existence of and maintaining all books and records of the Indemnitee or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

6.3           Remedies Cumulative. The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

ARTICLE VII
TRANSFER OF THE COMPANY MEMBERSHIP INTERESTS
AND REGISTRATION RIGHTS

7.1.           Pro Rata Rights.

(a)           The Company hereby grants to Purchaser the right of first refusal to purchase its  Pro Rata Share of New Securities (as defined below) which the Company may from time to time propose to sell and issue. For purposes of this right, Purchaser's Pro Rata Share shall mean the number of New Securities being offered by the Company multiplied by a percentage determined by dividing (i) the number of Membership Interests held by it prior to issuance of the New Securities by (ii) the total number of Membership Interests outstanding and Membership Interests into which outstanding securities are convertible. "New Securities" shall mean any Membership Interests of the Company, whether now authorized or not, and rights, options or warrants to purchase Membership Interests, and securities of any type whatsoever which are, or may become, convertible into Membership Interests; provided, however, that the term "New Securities" does not include securities offered to the public in a registration.

(b) In the event the Company intends to issue New Securities, it shall give Purchaser written notice of such intention, describing the type of New Securities to be issued, the price thereof, the minimum number of New Securities that the Purchaser will be eligible to purchase hereunder, the Membership Interest holders possessing similar rights of first refusal and over-allotment and the general terms upon which the Company proposes to effect such issuance. Purchaser shall have 30 days from the date such notice is given to agree to purchase all or part of his Pro Rata Share of such New Securities for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company stating the quantity of New Securities to be so purchased. Purchaser shall have a right of over-allotment such that if any Membership Interest holder possessing a similar right of first refusal (which may include a similar over-allotment right) fails to exercise his right to purchase his total Pro Rata Share of New Securities, the Purchaser may purchase such portion on a pro rata basis as described in clause (a) within 10 days from the date that the Company gives written notice to such Membership Interest holder of the amount of New Securities with respect to which he has failed to exercise his rights.

(c) In the event that Purchaser fail to exercise the foregoing right of first refusal with respect to any New Securities within such 30-day period (or the additional 10-day period provided for over-allotments), the Company may within 90 days thereafter sell any or all of the New Securities not agreed to be purchased by the Purchaser, at a price and upon general terms no more favorable to the Purchaser thereof than specified in the notice given to the Purchaser pursuant to paragraph (c) above. In the event the Company has not sold such New Securities within the 90-day period, the Company shall not thereafter issue or sell any New Securities, without first offering such New Securities to the Purchaser in the manner provided above.

(d) In addition, each time that the Company issues Interests to a note holder upon conversion of a note issued to the note holder by the Company prior to the date hereof,  the Company agrees to automatically issue additional membership interests to Purchaser, at no additional cost to Purchaser, in order for Purchaser to maintain Purchaser’s ownership percentage of each class of membership interests owned by Purchaser on a fully diluted basis after taking into account the Interests issued to the note holder.

7.2           Registration Rights. (a) Demand Registration.  Any time after the date hereof Purchaser shall have the sole right, exercisable by written notice to the Company, to have the Company, at the Company’s expense, prepare and file with the Securities and Exchange Commission (the “Commission”), a registration statement on Form S-1, (or other appropriate form, including, without limitation, a post-effective amendment to the Company's Registration Statement) and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for Purchaser, in order to comply with the provisions of the 1933 Act, so as to permit a public offering and sale of the securities of the Company by Purchaser.  If Purchaser deems it advisable, the Company shall take all action necessary to convert the Company to a corporation prior to any such filing.

(b)           Piggyback Registration. If the Company at any time proposes to file a registration statement with respect to any class of its equity securities and included in such registration statement are securities held for the account of one or more holders of securities of the Company, then the Company shall in each case give written notice of the proposed filing to Purchaser at least 20 business days before the anticipated filing date of the registration statement by the Company, which the Company notice must offer to Purchaser the opportunity to have any or all of the securities of the Company held by him included in that registration statement. If Purchaser wishes to have any of those securities registered under this Section, Purchaser must so advise the Company within 10 business days after the date of his receipt of that notice, specifying how many of the interests he wishes to have so registered, and the Company shall include in that registration statement all securities that Purchaser has requested be included therein, subject to the provisions of the next sentence. If the underwriter for the offering being registered shall determine and advise the Company in writing that marketing factors require a limitation in the number of securities that can be sold in the offering then the Company will include in such registration the securities requested to be included pro rata among all partners with such rights on the basis of the number of securities requested to be included by such holder.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered: (a) personally; (b) by facsimile transmission; (c) by a commercial overnight delivery service (e.g., Federal Express, UPS, Airborne, etc.) and paid for by the sender; or (d) by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered: (i) personally, upon such service or delivery; (ii) if sent by facsimile transmission, on the day so transmitted, if the sender calls to confirm that such notice has been sent by facsimile and has a printed report which indicates that such transmission was, in fact, sent to the facsimile number indicated below; (iii) if sent by commercial overnight delivery service, on the date reflected by such service as delivered to the addressee; or (iv) if mailed by certified or registered mail, five business days after the date of deposit in the United States mail. In each instance, such notice, request, demand or other communications shall be addressed as follows:

(a)            in the case of the Company:
Avanzar Sales and Distribution, LLC
3260 Lilly Avenue
Long Beach, California 90808
Attention: William Juarez

with a copy to:

in the case of Purchaser:
Level 5 Beverage Company, Inc.
16501 Sherman Way, # 215
Van Nuys, California 91411
Attention: V. Scott Vanis

with a copy to:
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, NY 10174
Facsimile (212) 208-4657 lmarlow@gracinmarlow.com

or to such other address or to such other person as Purchaser or the Company, shall have last designated by written notice given as herein provided.

8.2           Modification. This Agreement and the exhibits and schedules annexed hereto contain the entire agreement between the parties hereto and (i) there are no agreements, warranties or representations which are not set forth herein; and (ii) all prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

8.3           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of California applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles. Except for an action pursuant to Section 7.4 any controversy or claim arising out of or relating to this Agreement shall be settled by under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.  The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement except any action for equitable relief pursuant to Section 7.4. The arbitrator shall determine the arbitrability of any matter brought to the arbitrator, and the arbitrator’s decision shall be final and binding on the parties. The forum for the arbitration shall be California. There shall be one arbitrator from the. Judgment upon any award may be entered in any court of competent jurisdiction in the United States. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO ANY JURY TRIAL TO THE FULLEST EXTENT ALLOWED BY LAW.

8.4           Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party shall be entitled to specific performance of the agreements and obligations of any other party hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction without the obligation of proving actual damages or posting a bond.

8.5           Binding Effect; Assignment.  This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by the Company without the prior written consent of Purchaser.

8.6           Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.7            Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

8.8           Transaction Expenses.  Each party shall be responsible for the payment of any and all of his or its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

8.9            Waiver. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

8.10           No Agency.  Neither party is the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written and effective as of the Effective Date..
COMPANY:

AVANZAR SALES AND DISTGRIBUTION, LLC

By:  /s/ William H. Juarez
Name:  William H. Juarez
Title: Manager

PURCHASER:

LEVEL 5 BEVERAGE COMPANY, INC.

By: /s/ V. Scott Vanis
Name:  V. Scott Vanis
Title: Chief Executive Officer

MEMBERS:

/s/ William H. Juarez
William H. Juarez, Jr.

/s/ Joseph A. Shippee
Joseph A. Shippee

/s/ Robert Saunders
Robert Saunders

EXHIBIT A
CONVERTIBLE PROMISSORY NOTES

1.	Convertible Promissory Note, dated September 18, 2014, in amount of $50,000.00.
2.	Convertible Promissory Note, dated October 2, 2014, in amount of $50,000.00.
3.	Convertible Promissory Note, dated October 21, 2014, in amount of $50,000.00.

EXHIBIT B
PROMISSORY NOTE FORM